Exhibit 4.2

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture (this “Fifth Supplemental Indenture”), dated as of December 29, 2022, by and among Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), each Guarantor (as defined in the Indenture referred to below) listed on the signature pages hereto (all of which are subsidiaries of the Company), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

WITNESSETH

WHEREAS, each of the Company and the Guarantors has heretofore executed and delivered to the Trustee an indenture (as supplemented or amended to the date hereof, the “Indenture”), dated as of April 19, 2016, providing for the issuance of an unlimited aggregate principal amount of 8.50% Senior Notes due 2024 (the “2024 Notes”);

WHEREAS, the Company and the Holders desire to amend certain provisions of the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (collectively, the “Requisite Consents”);

WHEREAS, on October 20, 2022, the Company, certain of its subsidiaries and certain holders of the Company’s existing indebtedness (the “Initial Consenting Holders”) entered into a Transaction Support Agreement, which was amended on November 28, 2022 by Amendment No. 1 thereto and on December 20, 2022 by Amendment No. 2 thereto (together with all exhibits, annexes and schedules thereto, as so amended, the “Transaction Support Agreement”). Following the execution of the Transaction Support Agreement, additional eligible holders of the Company’s existing indebtedness (together with the Initial Consenting Holders, the “Consenting Holders”) executed joinder agreements to become party to the Transaction Support Agreement, as permitted by its terms. Pursuant to the Transaction Support Agreement, the Consenting Holders holding 2024 Notes have agreed, among other things, to tender all of their 2024 Notes and deliver consents with respect to all of their 2024 Notes in the Exchange Offer and the Consent Solicitation (each as defined below);

WHEREAS, on November 28, 2022, the Company distributed an Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum and Consent Solicitation Statement”) to certain Eligible Holders (as defined therein) to participate in (i) the offer to exchange (the “Exchange Offer”) the 2024 Notes held by such Eligible Holders for units consisting of (a) new 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 to be issued by the Company and (b) warrants to purchase common shares, par value $1.25 per share, of the Company, and (ii) the concurrent solicitation of consent from Eligible Holders to amend the Indenture as set forth in this Fifth Supplemental Indenture (the “Consent Solicitation”), subject to the terms and conditions set forth in the Indenture; and

WHEREAS, as of (or prior to) the date hereof, the Company has received and caused to be delivered to the Trustee evidence of receipt of the Requisite Consents from or on behalf of Holders to amend the Indenture as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Certain Amendments to the Indenture.

(a)The Indenture is hereby amended by deleting the following sections and clauses of the Indenture and all references and definitions related solely thereto in their entirety, and replacing all such deleted sections, references and definitions with “[Intentionally Omitted]”:

•Section 4.03 (Taxes)
•Section 4.05 (Corporate Existence)
•Section 4.06 (Reports and Other Information)
•Section 4.07 (Compliance Certificate)
•Section 4.08 (Limitation on Restricted Payments)
•Section 4.09 (Limitation on Indebtedness)
•Section 4.10 (Limitation on Liens)
•Section 4.11 (Future Guarantors)
•Section 4.12 (Limitation on Restrictions on Distribution From Restricted Subsidiaries)

•Section 4.14 (Transactions with Affiliates)
•Section 4.17 (Effectiveness of Covenants)
•Clause (a)(4) of Section 5.01 (Merger, Consolidation or Sale of All or Substantially All Assets)

•Clauses (a)(4), (a)(5), (a)(6) and (a)(7) of Section 6.01 (Events of Default)
•Section 9.07 (Payment for Consent)

(b)Section 1.01 (Definitions) of the Indenture is hereby amended by replacing the amount of “$20.0 million” in clause (10) of the definition of “Asset Disposition” with “$2,000.00 million”.

(c)Any provision contained in the 2024 Notes that relates to the sections in the Indenture that are amended pursuant to this Section 2 shall likewise be amended so that any such provision contained in such 2024 Notes will conform to and be consistent with the Indenture, as amended by this Fifth Supplemental Indenture.

3.Effectiveness. This Fifth Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto; provided, however, that the provisions of Section 2 hereof shall not become operative until the settlement date of the Exchange Offer (the “Amendment Operative Date”); provided, further, that the provisions of Section 2 hereof shall become immediately operative upon the Amendment Operative Date without further action by or notice to any Person.

4.Reference to and Effect on the Indenture. Except as otherwise provided in Section 3, on and after the effective date of this Fifth Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Fifth Supplemental Indenture unless the context otherwise requires, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Construction. Except as otherwise expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 1.03 of the Indenture shall apply to this Fifth Supplemental Indenture mutatis mutandis.

6.Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE 2024 NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

9.Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Fifth Supplemental

Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Fifth Supplemental Indenture.

10.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness.

12.Benefits Acknowledged. Each of the Company and the Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Fifth Supplemental Indenture and that the agreements made by it pursuant to this Fifth Supplemental Indenture are knowingly made in contemplation of such benefits.

13.Successors. All agreements of each of the Company, the Guarantors and the Trustee in this Fifth Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.

14.Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and each note issued thereunder heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Pages Follow]

DIEBOLD NIXDORF, INCORPORATED
By:	/s/ Jeffrey Rutherford
Name: Jeffrey Rutherford
Title: Executive Vice President and Chief Financial Officer

DIEBOLD GLOBAL FINANCE CORPORATION
By:	/s/ James Barna
Name: James Barna
Title: Vice President and Treasurer

DIEBOLD HOLDING COMPANY, LLC
By:	/s/ James Barna
Name: James Barna
Title: Vice President and Treasurer

DIEBOLD SST HOLDING COMPANY, LLC
By:	/s/ James Barna
Name: James Barna
Title: Vice President and Treasurer

GRIFFIN TECHNOLOGY INCORPORATED
By:	/s/ Elizabeth Radigan
Name: Elizabeth Radigan
Title: Vice President and Secretary

[Signature Page to 2024 Notes Fifth Supplemental Indenture]

DIEBOLD SELF-SERVICE SYSTEMS
By:	/s/ James Barna
Name: James Barna
Title: Vice President and Treasurer

DIEBOLD NIXDORF DUTCH HOLDING B.V.
By:	/s/ Elizabeth Radigan
Name: Elizabeth Radigan
Title: Authorized Signatory

[Signature Page to 2024 Notes Fifth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ David A. Schlabach
Name: David A. Schlabach
Title: Vice President

[Signature Page to 2024 Notes Fifth Supplemental Indenture]